Exhibit 5.1


                             SIERCHIO & ALBERT, P.C.
                        150 East 58th Street, 25th Floor
                            New York, New York 10155
                 Phone: (212) 446-9500o Telefax: (212) 446-9504


                                                                __________, 2000


Stockgroup.com Holdings, Inc.
500-750 W. Pender Street
Vancouver, British Columbia
Canada V6C 2T7


         Re:      Stockgroup.com Holdings, Inc.
                  Registration Statement on Form SB-2.

Dear Sir or Madam:

     We have acted as counsel for Stockgroup.com Holdings, Inc., a corporation existing under the laws of the State of Colorado (the "Company") in connection with the preparation and filing of a registration statement on Form SB-2 (the "Registration Statement") relating to the registration and the offer and sale by stockholders of up to 8,402,250 of the Company's common shares, no par value (the "Common Shares") issuable upon conversion of the Notes (as defined below) and the exercise of the Warrants (as defined below).

     In this connection, we have examined such documents, corporate records, officers' certificates and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, (i) the Company's Articles of Incorporation and Bylaws, (ii) the Registration Statement,
(iii) the Convertible Note Purchase Agreement (the "Note Purchase Agreement") dated as of March 31, 2000, among the Company, Deephaven Private Placement Trading Ltd. ("Deephaven"), and Amro International S.A. ("Amro"), (iv) the 8% Convertible Notes issues pursuant to the Note Purchase Agreement (the "Notes"), and (v) the Warrants issues pursuant to the Note Purchase Agreement (the "Warrants"). We have assumed the legal capacity to sign and the genuineness of all signatures of all persons executing instruments or documents examined or relied upon by us and have assumed the conformity with the original documents of all documents


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examined by us as copies of such documents. We also have assumed that (1) each of the Notes and Warrants were duly authorized by all appropriate corporate action; and (2) to the extent necessary, appropriate action will be taken, prior to the offer and sale of the Common Shares, to register and qualify those securities for issuance and sale under any applicable state "Blue Sky" or securities laws.

     Based upon and subject to the foregoing, we are of the opinion that when offered and sold as described in the Registration Statement and in accordance with the terms and conditions of the Notes and Warrants, the Common Shares will be validly issued, fully paid and non-assessable.


     We are members of the bar of the States of New York and New Jersey and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America, and the State of New York, and to the extent required by the foregoing opinion, the State of Colorado.

     We hereby consent to the reference to this firm under the caption "Interests of Named Experts and Counsel" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours

                                                 Sierchio & Albert, P.C.




                                                 By:
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